Exhibit 99.B(d)(3)

Abraham Lincoln

XX-0123456

Lincoln Life & Annuity Company of New York

(A Stock Company)

Home Office: 120 Madison Street, Suite 1310, Syracuse, New York 13202

Servicing Office: 1301 South Harrison Street, P.O. Box 2348, Fort Wayne, Indiana 46801-2348

ANNUITY CONTRACT

INDIVIDUAL SINGLE PURCHASE PAYMENT INDEX-LINKED DEFERRED ANNUITY CONTRACT

Lincoln Life & Annuity Company of New York (Company, Our, Us, We) agrees to provide the benefits and other rights described in this Contract in accordance with the terms of this Contract.

READ THIS CONTRACT CAREFULLY. This is a legal contract between the Owner and Us. We want to be sure You understand the features and benefits contained in this Contract. IT IS THEREFORE IMPORTANT THAT YOU READ YOUR CONTRACT CAREFULLY. If You have any questions after reading this Contract, contact Your financial professional or Our Servicing Office.

NOTICE OF RIGHT TO EXAMINE CONTRACT. Within 10 days after this Contract is first received (60 days if this is a replacement Contract), it may be cancelled for any reason without penalty by delivering or mailing it to the financial professional through whom it was purchased or to Our Servicing Office. When the Contract is received at Our Servicing Office, We will return the greater of (a) Purchase Payment, including an amount to reflect any deducted fees; or (b) the Contract Value, including an amount to reflect any deducted fees. The refund will be determined as of the date the Contract was mailed to Our Servicing Office or delivered to one of Our financial professionals or Our Servicing Office.

THE INDEX RETURN MAY BE POSITIVE, NEGATIVE OR ZERO AND INVESTMENT IN THIS CONTRACT MAY RESULT IN A LOSS OF PRINCIPAL. IN SOME INSTANCES, THE POTENTIAL INVESTMENT LOSS FOR THIS PRODUCT MAY BE SIGNIFICANTLY GREATER THAN THE POTENTIAL INVESTMENT GAIN.

WHILE THE VALUES AND BENEFITS OF THIS CONTRACT MAY BE AFFECTED BY THE EXTERNAL INDEX, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS.

NON-PARTICIPATING. This Contract is non-participating and will not share in Our surplus earnings.

24-50091	1

NY

Signed for Lincoln Life & Annuity Company of New York at its Home Office in Syracuse, New York.

24-50091	2

NY

24-50091	3

NY

DEFINITIONS

ANNUITANT(S), JOINT ANNUITANT(S) -- The Natural Person or Natural Persons upon whose life or lives the Annuity Payments made after the Annuity Commencement Date will be based. The Annuitant(s) is shown on the Contract Specifications.

ANNUITY COMMENCEMENT DATE -- The Valuation Date on which the Contract Value is withdrawn for payment of annuity benefits under the Annuity Payment Option selected. The Annuity Commencement Date is selected by the Owner.

ANNUITY PAYMENT DATE -- The date on which the Owner is entitled to the first Annuity Payment. Subsequent Annuity Payments will be due on the same day of the month as the first Annuity Payment, at the applicable frequency.

ANNUITY PAYMENT(S) -- Periodic payments made to the Owner or the Owner’s designee by Us on or after the Annuity Commencement Date which We guarantee as to the dollar amount.

ANNUITY PAYMENT OPTION(S) -- Option(s) available to receive Annuity Payments.

BENEFICIARY -- The Natural Person or Natural Persons or an entity designated by the Owner to receive the Death Benefit, if any. If the Beneficiary is designated as an Irrevocable Beneficiary, the Owner must receive written consent from the Beneficiary to exercise certain rights or options under this Contract.

CODE -- The Internal Revenue Code of 1986, as amended.

COMPANY, OUR, US, WE -- Lincoln Life & Annuity Company of New York.

CONTINGENT ANNUITANT -- Prior to the Annuity Commencement Date, the individual who will become the Annuitant upon the death of the Annuitant.

CONTRACT -- The agreement between Us and the Owner, in which We provide an annuity as described on the front page of this Contract.

CONTRACT DATE -- The date this Contract became effective. The Contract Date is shown on the Contract Specifications.

24-50091	4

NY

CONTRACT DATE ANNIVERSARY -- The anniversary of the Contract Date for each year this Contract remains in force. If in any calendar year such date is not a Valuation Date, any transactions that should have occurred on the Contract Date Anniversary will be processed by Us on the first Valuation Date following that Contract Date Anniversary.

CONTRACT YEAR -- Each twelve-month period starting with the Contract Date on the Contract Specifications and starting with each Contract Date Anniversary thereafter.

CREDITING BASE -- The amount used to determine the Segment Ending Value and the Interim Value. The Crediting Base is distinct from the Contract Value and is not available for a Withdrawal or reallocation and is not used to calculate the Surrender Value, Death Benefit, or other guaranteed paid-up annuity benefits under this Contract.

DEATH BENEFIT(S) -- The amount payable upon the death of an Owner or an Annuitant.

DEATH BENEFIT OPTION -- Option available to receive Death Benefit payments.

DUE PROOF -- Information that We require to pay a Death Benefit. This information includes a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the findings of death, or any other proof of death acceptable to Us.

24-50091	5

NY

DEFINITIONS (continued)

END DATE -- The Indexed Anniversary Date that coincides with the last calendar day of a Term for an ending Segment and the Valuation Date on which We determine the Segment Ending Value.

GOOD ORDER -- The receipt by Us at Our Servicing Office of all information, as reasonably required, including documentation, instructions and/or Single Purchase Payment deemed necessary by Us, in Our reasonable discretion, to issue the Contract.

INDEX(ES) -- The measure, designated by Us, that is used in part, to determine the Performance Rate for a particular Indexed Account. The Performance Rate is determined as described in any Indexed Accounts Rider attached to this Contract. The Index or Indexes available are shown on the Indexed Accounts Specifications.

INDEXED ACCOUNT(S) -- An account that We establish, subject to the terms of this Contract.

INDEXED ANNIVERSARY DATE -- The same calendar month and day as the Initial Start Date under this Contract, each calendar year. If in any calendar year such Indexed Anniversary Date is not a Valuation Date, any transactions involving the Indexed Accounts that should have occurred on the Indexed Anniversary Date will be processed by Us on the first Valuation Date following that Indexed Anniversary Date.

INDEX VALUE(S) -- The published closing value of an Index on a Valuation Date. If an Index Value is not published for a particular day, We will use the closing Index Value on the next day it is published. In the event that the Index Value for an Index is not published on a particular day when the Index Values for other indexes available with this Contract are published, We will use the closing Index Value for that Index as of the day it was last published.

INITIAL START DATE -- The same Valuation Date as the Contract Date. This Contract will only have one Initial Start Date and once set, the date will not change.

INTERIM VALUE -- The value that We establish for each Segment of a particular Indexed Account, on any Valuation Date following its Start Date, and prior to its End Date. The method for determining the Interim Value for a Segment of a particular Indexed Account is described in any Indexed Accounts Rider attached to this Contract.

IRREVOCABLE BENEFICIARY -- A Beneficiary whose interest cannot be changed without that person’s written consent.

MATURITY DATE -- The date on which Annuity Payments must commence. The Maturity Date is shown on the Contract

24-50091	6

NY

Specifications and is based on the original Annuitant’s date of birth.

NATURAL PERSON(S) -- A human being.

NON-NATURAL PERSON -- A trust, corporation, partnership, or association.

NOTICE, ELECTION OR REQUEST -- A Notice, Election, or Request to Us is any form of communication providing information, either in writing, or another manner acceptable to Us. Such communication must be received in Good Order and must include all required information necessary to be processed by Us. To be effective for any Valuation Date, a Notice, Election, or Request must be received in Good Order prior to the end of that Valuation Date. Any Notice from Us to the Owner or any other person, is a communication either in writing, or another manner acceptable to Us, to such person at the most recent address shown in Our records.

A Notice, Election, or Request is not binding on any payment or action We make before receiving such communication in Good Order.

OWNER(S) -- The one Natural Person, two Natural Persons or an entity who exercises rights of ownership under this Contract. If two Natural Persons are named as Owners, all references to Owner means joint Owner. An Owner is shown on the Contract Specifications.

24-50091	7

NY

DEFINITIONS (continued)

PROTECTION LEVEL -- The maximum percentage of loss that will be excluded when determining the Performance Rate on the End Date for certain Indexed Accounts, if the Percentage Change in the Index Value on that End Date is negative. The Performance Rate is determined as described in any Indexed Accounts Rider attached to this Contract. The Protection Level is expressed as a positive percentage.

PURCHASE PAYMENT -- Amounts paid into this Contract by the Owner as consideration for the benefits provided under this Contract.

SEGMENT(S) -- The specific Indexed Account option(s) established for the Owner under this Contract as described in any Indexed Accounts Rider attached to this Contract. A new Segment is established when an allocation or a reallocation is made to an Indexed Account.

SEGMENT ENDING VALUE -- The value of a Segment of a particular Indexed Account under this Contract on its End Date. The method for determining the Segment Ending Value for a Segment of a particular Indexed Account is described in any Indexed Accounts Rider attached to this Contract.

SEPARATE ACCOUNT -- A non-registered, non-insulated Separate Account, established by Us under New York Law, in which We hold the reserves for Our obligations for the Indexed Accounts available under the Contract. The Separate Account is not registered as an investment company with the U.S. Securities and Exchange Commission (SEC) under the Investment Company Act of 1940. We own the assets held in the Separate Account and the Owner does not participate in the performance of such assets. The name of the Separate Account is shown on the Contract Specifications.

SERVICING OFFICE -- The office where servicing of this Contract takes place as shown on the cover page of this Contract.

START DATE -- The Valuation Date on which the Term for a Segment begins.

SURRENDER VALUE -- Value on the Valuation Date of Surrender which is equal to:

(a)	the sum of the values of any Segment(s) attributable to this Contract on a given Valuation Date; minus
(b)	any Taxes payable by Us and not previously deducted.

TERM -- The period beginning on the Start Date of a Segment to the End Date.

VALUATION DATE -- Close of the market of each day that the New York Stock Exchange is open for business. A Valuation Date generally ends at 4:00 pm Eastern Time but may close earlier on certain days and as conditions warrant. We process

24-50091	8

NY

any instructions or transactions We receive after the close of any Valuation Date on the next Valuation Date.

YOU, YOUR -- The Owner and any joint Owner.

GENERAL PROVISIONS

PAYMENT OF SINGLE PURCHASE PAYMENT. The Single Purchase Payment is payable to Us at Our Servicing Office.

No subsequent Purchase Payment is permitted after the Contract Date. The amount of the Single Purchase Payment is shown on the Contract Specifications.

ENTIRE CONTRACT. This Contract is issued in consideration of the Single Purchase Payment received by Us on or before the Contract Date. This Contract, the attached application and any attached riders, amendments, or endorsements constitute the entire Contract between the Owner and Us.

All statements made by or under the authority of the applicant for the issuance of this Contract shall, be deemed representations and not warranties.

GENERAL PROVISIONS (continued)

CHANGES TO THIS CONTRACT. Only an authorized Officer of the Company may make or modify any provisions of this Contract. Any such changes or modifications must be provided in a Notice in order to be effective.

INCONTESTABILITY. This Contract is incontestable from the Contract Date.

CONFORMITY WITH FEDERAL LAW AND STATE LAW. If any provision of this Contract is contrary to any federal law or state law to which it is subject, such provision is amended to conform to that law. This Contract may be modified in order to maintain compliance with applicable provisions or requirements of the law, but no such modification will be effective without the prior approval of the New York State Department of Financial Services. We will obtain Your prior written consent for any change that diminishes Your rights and/or benefits under this contract.

24-50091	9

NY

OWNERSHIP. All Owners will be treated as having equal, undivided interests in this Contract, including rights of survivorship. Either Owner, independently of the other, may exercise any Ownership rights in this Contract. The existence of a joint Owner will not operate to continue this Contract upon the death of the first Owner, unless the joint Owner is the spouse of the deceased Owner.

The Owner may transfer all rights and privileges of Ownership. On the effective date of a transfer, the transferee will become the Owner and will have all the rights and privileges of the Owner. The Owner may revoke any transfer of Ownership prior to its effective date. Unless provided otherwise, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of the transfer.

A transfer of Ownership, or a revocation of transfer, must be provided in a Notice to Us at Our Servicing Office. When a Notice to transfer or revocation is received, any allowable change will take effect as of the date the Notice was signed by the Owner, unless otherwise specified by the Owner. The change in Ownership is subject to any payments made or any action taken or allowed by Us before the transfer or the revocation is received by Us.

The age of any named Owner on this Contract must be equal to or less than the Maximum Issue Age shown on the Contract Specifications as of the effective date of the change.

ANNUITANTS. Prior to the Annuity Commencement Date, the Owner may name only one Annuitant unless the Owner is a tax-exempt entity, however, in which case the Owner may name one Annuitant or two Joint Annuitants.

If the Owner is a Natural Person, the Owner has the right to change the Annuitant at any time by giving Us Notice of the change. If the Owner is a Non-Natural Person, the Annuitant may not be changed. The age of any named Annuitant on this Contract must be equal to or less than the Maximum Issue Age shown on the Contract Specifications as of the effective date of the change. Change of an Annuitant may affect the Death Benefit as described in the DEATH BENEFITS provisions. A Contingent Annuitant may be named or changed upon Our receipt of the Notice.

On or after the Annuity Commencement Date, the Annuitant or Joint Annuitants may not be changed and any Contingent Annuitant designation is no longer applicable and is terminated.

ASSIGNMENTS. This Contract may be assigned or transferred. We will not be bound by any assignment unless Notice of the assignment is provided at Our Servicing Office. The effective date of the assignment will be the date it is signed by the Owner unless otherwise specified by the Owner. The change is subject to any payments made or actions taken or allowed by Us before the assignment is received by Us. We will not be responsible for the validity of any assignment.

Assignment of Qualified Contracts is permitted unless restricted by the Internal Revenue Code.

PROOF OF AGE. Payment will be subject to proof of age, which may be satisfied with a certified copy of a birth certificate, or any other proof We determine acceptable.

24-50091	10

NY

EVIDENCE OF SURVIVAL. We may require proof that the Annuitant on whose life the Annuity Payment is based is alive when each payment is due.

LOANS. Loans are not permitted under this Contract.

GENERAL PROVISIONS (continued)

OWNERSHIP OF THE ASSETS. We have exclusive and absolute ownership and control of Our assets, including all assets in the Separate Account.

MISSTATEMENT OF AGE. If the age of the Annuitant has been misstated, the amount payable under this Contract will be adjusted to the amount of income that would have been purchased for the correct age on the Contract Date. Proof of Age may be required at any time.

If We made any overpayments because of misstatement, the dollar amount of any overpayment will be deducted from the current or succeeding Annuity Payments due under this Contract. The dollar amount of any underpayment made by Us because of misstatement, will be paid in full with the next payment due under this Contract.

Any adjustment for overpayment or underpayment will include interest charged or credited, as applicable, at an interest rate of 1% per year, compounded annually.

MINIMUM BENEFITS. Any paid-up annuity, Surrender Value or Death Benefit that may be available under this Contract will never be less than the minimum benefits required by the state in which this Contract is delivered or issued for delivery. Minimum benefits will be increased to reflect any guaranteed additional amounts credited to this Contract and will be decreased by prior Withdrawals.

PROTECTION AGAINST CREDITORS. To the extent permitted by law, proceeds are protected from the claims of creditors.

STATEMENTS. Prior to the Annuity Commencement Date, at least once each Calendar Year, We will furnish a statement to the Owner. The information provided in the statement will be as of a date no more than four months prior to the date of mailing.

The statement will contain at least the following information:

24-50091	11

NY

(a)	the beginning and ending dates of the current statement period; and

(b)	the Contract Value at the beginning and end of the current statement period; and

(c)	the amounts credited to and deducted from the Contract Value during the current statement period, including Withdrawals; and

(d)	the Interim Value or Segment Ending Value of each Segment on the ending date of the current statement period, as applicable; and

(e)	the Death Benefit amount at the end of the current statement period.

TAXES. We reserve the right to deduct any Taxes paid by Us to any governmental entity relating to this Contract, including but not limited to: federal tax, state tax, premium tax and any other Taxes required by law. We will, at Our discretion, determine when Taxes relate to this Contract. Taxes may result from Our receipt of the Single Purchase Payment, when a Withdrawal or Surrender is made, this Contract is annuitized or a Death Benefit is paid. We may, at Our discretion, pay Taxes when due and make a deduction at a later date. Payment at an earlier date does not waive Our right to make a deduction at a later date.

CONTRACT VALUE

The initial Contract Value is equal to the Single Purchase Payment shown on the Contract Specifications.

The Contract Value at the beginning of each Contract Date Anniversary prior to the Annuity Commencement Date, equals:

(a)	the sum of the values of all Segments attributable to this Contract on a given Valuation Date; less

(b)	any adjustments for Withdrawals and Taxes made on the first Valuation Date of such Contract Year.

The Contract Value on a Valuation Date between Contract Date Anniversaries equals the sum of the values of all Segments attributable to this Contract on that Valuation Date.

24-50091	12

NY

INDEXED ACCOUNTS

THE INDEXED ACCOUNTS. Indexed Accounts are shown on the Indexed Accounts Specifications.

All or a portion of the assets supporting the Indexed Accounts are held in the Separate Account shown on the Contract Specifications.

We offer each Indexed Account at Our discretion and reserve the right to offer additional Indexed Accounts after the Contract Date. We reserve the right to withdraw an Indexed Account, but We will always make at least one Indexed Account available under this Contract. If an Indexed Account is added or withdrawn, We will notify the Owner.

Should We withdraw an Indexed Account and a Segment of that Indexed Account has not yet reached its End Date, the Segment will not terminate until its End Date, but such Indexed Account may not be available under this Contract thereafter.

DISCONTINUATION OF OR SUBSTANTIAL CHANGE TO AN INDEX. If an Index is discontinued, substantially changes, or upon Our sole discretion, We determine that Our use of the Index should be discontinued, We will substitute a comparable alternative Index. Any substitution of an Index is subject to approval by the New York State Department of Financial Services. We will notify the Owner of such changes.

VALUATION OF A SEGMENT OF AN INDEXED ACCOUNT. The value of a Segment on the Start Date (including the Contract Date) is equal to the Crediting Base on that Valuation Date. On each Valuation Date other than the Start Date and the End Date, the value of a Segment is equal to the Segment Interim Value. On the End Date, the value of a Segment is equal to the Segment Ending Value.

A Segment will terminate on the Valuation Date that the Crediting Base is reduced to $0 due to any Withdrawals.

INITIAL ALLOCATIONS TO A SEGMENT. An allocation to establish an initial Segment to an available Indexed Account under this Contract occurs on the Contract Date. Allocation percentages for each Segment must be a whole number ranging from 0% to 100%. The sum of the allocation percentages must equal 100%.

REALLOCATIONS

After the Contract Date and prior to the Annuity Commencement Date, reallocation of Segment Ending Value to establish a new Segment may be elected to be effective on an Indexed Anniversary Date. Reallocation of Interim

24-50091	13

NY

Value from a multi-year Segment, during its Term, to an available Indexed Account to establish a new Segment may be elected to be effective on an Indexed Anniversary Date. Segments of certain Indexed Accounts may not be available or may vary during and after the first 6 Contract Years.

We will process each reallocation Request pursuant to the Owner’s instructions. The Owner’s instructions for new reallocations must be received in Good Order within the period shown in the Contract Specifications under Reallocation Instructions.

No reallocation can be made:

(a)	to an existing Segment after its Start Date; or

(b)	to a new Segment after the Owner’s election of an Annuity Payment Option.

More than one Segment may be established on the same Valuation Date. However, after the first Indexed Anniversary Date, a Segment greater than one year can be established only on the Indexed Anniversary Dates that coincide with the duration of the Term. For example, after the first Indexed Anniversary Date, a Segment with a 6-year Term may only be established on every sixth Indexed Anniversary Date.

Within the period shown on the Contract Specifications under Notice, We will notify the Owner of the next Indexed Anniversary Date. If We receive the Owner’s instructions within such period, We will process any new reallocations on that Indexed Anniversary Date, pursuant to the instructions We received.

24-50091	14

NY

REALLOCATIONS (continued)

If no instructions are received at Our Servicing Office within the period shown in the Contract Specifications under Reallocation Instructions:

(a)	We will renew an ending Segment to the same Indexed Account and establish a Segment with the same Term; or

(b)	if the Segment with the same Term is available but the Term goes beyond the Annuity Commencement Date, We may select an available Segment with a Term that ends closest to but before the Annuity Commencement Date; or

(c)	the Segment Ending Value of an ending Segment of an Indexed Account We have withdrawn will be automatically reallocated to an available Segment chosen by Us.

WITHDRAWALS

The Owner may withdraw a portion of the Contract Value at any time by providing Notice to Us, prior to the earlier of:

(a)	the Annuity Commencement Date; or

(b)	termination of this Contract upon payment of any Death Benefit; or

(c)	Surrender of this Contract.

Withdrawals will be subject to the Withdrawal Requirements shown on the Contract Specifications.

Amounts withdrawn will be processed at a Segment’s value as of the Valuation Date the Notice for the Withdrawal is executed. The Request may specify from which Indexed Account the Withdrawal will be made. In the absence of the Owner’s instructions, the Withdrawal will be deducted proportionately first from any Segment with a one-year Term, and lastly from any Segment with a Term greater than one year.

The Crediting Base for each Segment in effect under this Contract will be reduced proportionately by the amount that the Withdrawal reduced the Segment’s Interim Value.

SURRENDERS

The Owner may surrender this Contract for its Surrender Value at any time by providing Notice, prior to the earlier of:

(a)	the Annuity Commencement Date; or

24-50091	15

NY

(b)	termination of this Contract upon payment of any Death Benefit.

This Contract will terminate upon Surrender. The Surrender will be effective on the Valuation Date on which We receive Notice of Surrender.

We reserve the right to surrender this Contract if any Withdrawal reduces the total Contract Value to an amount less than the minimum nonforfeiture amount required by the New York State Department of Financial Services. In no event will the amount payable on a Surrender be less than the minimum nonforfeiture amount required by the New York State Department of Financial Services.

SUSPENSION OR DEFERRAL OF PAYMENTS

SUSPENSION OR DEFERRAL OF PAYMENTS FROM THE SEPARATE ACCOUNT. We reserve the right to suspend or postpone payments for a withdrawal or surrender for any period when:

(a)	the New York Stock Exchange is closed (other than customary weekend and holiday closings);

(b)	trading on the New York Stock Exchange is restricted;

(c)	an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account’s net assets; or

(d)	during any other period when the Securities and Exchange Commission, by order, so permits for the protection of the Owner.

DEATH BENEFITS

ADDITIONAL TAX INFORMATION. Notwithstanding any provision of this Contract to the contrary, the payment of Death Benefits provided under this Contract will be paid in accordance with Code Section 72(s) or 401(a)(9) as applicable, as amended. For purposes of applying the rules of Code Section 72(s)(6) if the Owner is a Non-Natural Person, We will apply the Annuitant death rules set forth in these DEATH BENEFITS provisions.

If this Contract is issued other than as a non-Qualified contract, distribution provisions of the qualified retirement plan endorsement attached to this Contract may amend and replace certain provisions of this Contract.

DEATH BEFORE THE ANNUITY COMMENCEMENT DATE. If there is a single Owner, then upon the death of the Owner before the Annuity Commencement Date, We will pay a Death Benefit to the designated Beneficiary(s). If the designated

24-50091	16

NY

Beneficiary of the Death Benefit is the surviving spouse of the deceased Owner, the spouse may Request to continue this Contract as the new Owner. Upon the death of the spouse who continued this Contract as the new Owner, We will pay a Death Benefit to the designated Beneficiary(s).

If there are no designated Beneficiaries, We will pay a Death Benefit to the Owner’s estate.

If there are two Owners, upon the death of the first Owner before the Annuity Commencement Date, We will pay a Death Benefit to the surviving Owner. If the surviving Owner is the spouse of the deceased Owner, then the spouse may Request to continue this Contract as sole Owner. Upon the death of the Owner who continued this Contract, We will pay a Death Benefit to the designated Beneficiary(s). If there are no designated Beneficiaries, We will pay a Death Benefit to the Owner’s estate.

If the Annuitant is also an Owner, then the Death Benefit paid upon the death of the Annuitant will be subject to these DEATH BENEFITS provisions regarding death of an Owner. If the surviving spouse of the deceased Annuitant assumes this Contract, the Contingent Annuitant, if any, will become the Annuitant. If there is no named Contingent Annuitant, the surviving spouse will become the Annuitant.

If an Annuitant who is not an Owner dies, then the Contingent Annuitant, if named, becomes the Annuitant and no Death Benefit is payable on the death of the Annuitant.

If an Annuitant who is not an Owner dies and no Contingent Annuitant is named, the youngest Owner immediately becomes the Annuitant and this Contract continues. In lieu of continuing this Contract, the Owner may Request to receive a Death Benefit (in equal shares, if there is more than one Owner). Election to receive the Death Benefit must be received by Us within 75 days of the death of the Annuitant. This Contract will terminate when any Death Benefit is paid due to the death of the Annuitant.

If the Owner is a Non-Natural Person, the death of the Annuitant will be treated as the death of the Owner.

The Death Benefit will be paid upon approval by Us and after We are in receipt of:

(a) Due Proof of death; and

(b) all claim forms in Good Order at Our Servicing Office.

DETERMINATION OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE. If the Death Benefit shown in the Contract Specifications is an option other than the Contract Value Death Benefit, the Death Benefit payable is determined as described in a death benefit rider attached to this Contract. The Contract Value Death Benefit is equal to the Contract Value on the Valuation Date the Death Benefit is approved by Our Servicing Office for payment.

Upon the death of an Owner or Annuitant, if a surviving spouse continues this Contract, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which We approve the death claim for payment will be credited into this Contract. Any excess will only be credited one time for each contract.

24-50091	17

NY

DEATH BENEFITS (continued)

If the Owner is a Non-Natural Person and there are Joint Annuitants, upon the death of the first Joint Annuitant to die, if this Contract is continued, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which We approve the death claim for payment will be credited into this Contract. Any excess will only be credited one time for each contract.

PAYMENT OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE. The Death Benefit payable on the death of the Owner, or after the death of the first Owner, or upon the death of the spouse who continues this Contract, will be distributed to the designated Beneficiary(s) as follows:

(a)	the Death Benefit must be completely distributed within five years of the Owner’s date of death; or

(b)	an Election may be made within the one-year period after the Owner’s date of death for the designated Beneficiary, to receive the Death Benefit in substantially equal installments over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of such designated Beneficiary, provided that such distributions begin no later than one year after the Owner’s date of death. If no Election is made, the Death Benefit will be distributed in a lump sum.

Election to pay the Death Benefit upon the death of the Annuitant who is not an Owner, must be chosen by the Owner within 75 days of the death of the Annuitant, and will be distributed to the Owner in either form of a lump sum or under an Annuity Payment Option. An Annuity Payment Option must be chosen within 60 days after We approve the death claim. If such Election to receive the Death Benefit is not made, this Contract will continue as described in the DEATH BEFORE THE ANNUITY COMMENCEMENT DATE provision above.

Upon the Annuity Commencement Date, the Death Benefit will terminate.

DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE. Upon receipt of Due Proof of death of the Annuitant, any remaining annuity benefits payable will continue to be distributed under the Annuity Payment Option then in effect.

Upon the death of the Owner, any remaining Annuity Payments will be made at least as rapidly as the Annuity Payment Option then in effect. Upon the death of the Owner, the rights of Ownership granted by this Contract will pass to the surviving Owner, if any, otherwise to the Beneficiary.

If there is no named Beneficiary at the time of a sole Owner's death, then the rights of Ownership will pass to the Annuitant, if still living, otherwise to the Joint Annuitant, if applicable. If no named Beneficiary, Annuitant or Joint Annuitant survives the Owner, any remaining payments payable will continue to the Owner's estate.

24-50091	18

NY

BENEFICIARY

DESIGNATION OF BENEFICIARY. The Owner may designate a primary Beneficiary and a contingent Beneficiary; one or more may be in each category. Except as described below, any Death Benefit proceeds will be paid to surviving primary Beneficiaries. If no primary Beneficiary survives, payment will be made to the contingent Beneficiaries.

Prior to the Annuity Commencement Date, if there is a single Owner, the designated Beneficiary will receive the Death Benefit proceeds upon the death of the Owner, unless the Beneficiary is the surviving spouse and requests to continue this Contract.

Prior to the Annuity Commencement Date, if there are two Owners, upon the death of the first Owner, the surviving Owner will receive the Death Benefit proceeds. The surviving Owner will be treated as the primary Beneficiary. Any other primary Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

Prior to the Annuity Commencement Date, if the surviving spouse of a deceased Owner continues this Contract as the sole Owner, then the contingent Beneficiaries will become the new primary Beneficiaries, unless or until the surviving spouse, as the new Owner, changes or elects new Beneficiaries.

BENEFICIARY (continued)

Prior to the Annuity Commencement Date, if the Annuitant dies and a Death Benefit is paid, the Owner will be treated as the primary Beneficiary. Any other primary Beneficiary on record at the time of death will be treated as a contingent Beneficiary.

Unless otherwise stated in the Beneficiary designation, multiple Beneficiaries of the same class are presumed to share equally.

CHANGE OF BENEFICIARY. The Owner may change any Beneficiary by providing a Notice to change Beneficiary. An Irrevocable Beneficiary may be changed when the Owner provides a Notice and written consent from the Irrevocable Beneficiary; or Notice from the Owner upon the death of the Irrevocable Beneficiary.

A change of Beneficiary will revoke any previous designation and will take effect as of the date the Notice was signed, unless otherwise specified by the Owner, subject to any payment made or action taken or allowed before the change of Beneficiary is received by Us.

DEATH OF BENEFICIARY. Unless otherwise provided in the Beneficiary designation, if any primary Beneficiary dies before the Owner, that Beneficiary's interest will go to any other primary Beneficiaries named, according to their respective interests. If there are no other primary Beneficiaries named, the deceased primary Beneficiary’s share will pass to the

24-50091	19

NY

contingent Beneficiaries, if any, according to their respective interests. Prior to the Annuity Commencement Date, if no primary Beneficiary or contingent Beneficiary survives the Owner, the Death Benefit will be paid to the Owner's estate.

Unless otherwise provided in the Beneficiary designation, once a Beneficiary is receiving Death Benefits or Annuity Payments under an Annuity Payment Option, the Beneficiary may name a Beneficiary to receive any remaining benefits due under this Contract, should the original Beneficiary die prior to receipt of all benefits.

A Beneficiary receiving Death Benefits or Annuity Payments under this Contract may name a Beneficiary to receive any remaining payments upon the death of the Beneficiary currently receiving payments.  If the Beneficiary receiving payments dies and has not named a Beneficiary, then any remaining benefits will be paid to the Beneficiary’s estate. A Beneficiary designation must be made by Notice to Us.

24-50091	20

NY

ANNUITY PAYMENT OPTIONS

ANNUITY PAYMENTS. Annuity Payments will commence on the Annuity Payment Date. Payments are made under the Annuity Payment Option selected. The Annuity Commencement Date is selected by the Owner. The Owner may change the Annuity Commencement Date up to 30 days before the scheduled Annuity Commencement Date by providing Notice to Us. The change will take effect on the date We receive Your Notice.

An Election to receive payments under an Annuity Payment Option must be made by the Maturity Date shown on the Contract Specifications. However, the Owner may Request to receive payments under an Annuity Payment Option any time after the first Contract Date Anniversary.

Annuity Payments available on the Maturity Date will not be less than benefits that would be paid if the accumulated value were used to purchase a single premium immediate annuity contract offered by Us on the Maturity Date to the same class of Annuitants for the same Annuity Payment Option.

ELECTION OF ANNUITY PAYMENT OPTION BY OWNER. Prior to the Annuity Commencement Date, the Owner may choose or change any Annuity Payment Option to an Annuity Payment Option We have available at the time of Election. In addition, the Owner may select an Annuity Payment Option that meets the requirements of Code Section 72(s) for payment of the Death Benefit to a Beneficiary as set forth in the PAYMENT OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE provision. Election of an Annuity Payment Option must be made and received by Us prior to the Annuity Commencement Date. The Notice will take effect on the date the Notice is signed, subject to any payments made or action taken or allowed by Us before the Notice is received by Us.

The Owner may change or revoke any such Election by providing Notice to Our Servicing Office unless such Election was made irrevocable.

ELECTION OF ANNUITY PAYMENT OPTION BY BENEFICIARY. If the Owner has not previously chosen an Annuity Payment as the distribution option for the payment of the Death Benefit to a Beneficiary, then at the time proceeds are payable to a Beneficiary, a Beneficiary may choose any Annuity Payment Option that meets the requirements of Code Section 72(s) for payment of the Death Benefit to a Beneficiary as set forth in the PAYMENT OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE provision. The Beneficiary then becomes the Annuitant.

ANNUITY PAYMENT OPTIONS AVAILABLE UNDER THIS CONTRACT. A Notice to Us is required to choose an Annuity Payment Option.

Annuity Payment Options available under this Contract are listed below. Additional Annuity Payment Options, however, may be available. Please contact Our Servicing Office for more information.

(a)	LIFE ANNUITY. Annuity Payments will be made for the lifetime of the Annuitant and will cease with the last payment due prior to the death of the Annuitant.

(b)	LIFE ANNUITY WITH PERIOD CERTAIN. Annuity Payments will be made for the greater of the lifetime

24-50091	21

NY

of the Annuitant and a specified period the Owner selected. If the Annuitant dies prior to the end of this specified period, the Beneficiary will receive the remaining guaranteed payments at least as rapidly as under the method of distribution being used as of the date of the Annuitant's death. The guaranteed payments will automatically cease as of the end of the specified period.

(c)	JOINT LIFE ANNUITY. Annuity Payments will be made during the joint life of the Annuitant and a Joint Annuitant. We will pay equal benefit payments while either of the Annuitants is living. Upon the death of either Annuitant, We will continue the Annuity Payments for the life of the surviving Annuitant. Benefit payments will automatically cease upon the death of the last Annuitant.

(d)	JOINT LIFE ANNUITY WITH PERIOD CERTAIN. Annuity Payments will be made during the joint life of the Annuitant and a Joint Annuitant. We will pay equal benefit payments for a specified period the Owner selected. If an Annuitant is living at the end of the specified period, We will continue the Annuity Payments while an Annuitant is living. Benefit payments will automatically cease upon the death of the last Annuitant.

If no Annuity Payment Option is selected, Life Annuity with a Period Certain of 10 years payable monthly becomes effective.

24-50091	22

NY

ANNUITY PAYMENT OPTIONS (continued)

DETERMINATION OF THE AMOUNT OF THE FIRST ANNUITY PAYMENT. The amount of Annuity Payment will depend on the age of the Annuitant as of the Annuity Commencement Date.

The first Annuity Payment amount depends on the Annuity Payment Option and the payment frequency elected. A choice may be made to receive Annuity Payments on a monthly, quarterly, semi-annual, or annual basis. If no choice is made, payments will automatically be made monthly. The Annuity Payment Date will be within 30 days of the Annuity Commencement Date, unless otherwise agreed to between Us and the Owner.

The minimum payment amounts and age adjustments that will be used to determine the monthly payments for an Annuity Payment are shown on the Contract Specifications under the PAYMENT OPTION TABLES.

MINIMUM ANNUITY PAYMENT REQUIREMENTS. If the first Annuity Payment would be less than the Minimum Monthly Annuity Payment Amount shown on the Contract Specifications or if the Contract Value on the Annuity Commencement Date is less than the Minimum Contract Value shown on the Contract Specifications, We reserve the right to pay the Contract Value in a lump sum and terminate the Contract.

CHANGE IN ANNUITY PAYMENT OPTION. The Annuity Payment Option may not be changed after the Annuity Commencement Date.

24-50091	23

NY

This page intentionally left blank.

24-50091	24

NY

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

ANNUITY CONTRACT

INDIVIDUAL SINGLE PURCHASE PAYMENT INDEX-LINKED DEFERRED ANNUITY CONTRACT

24-50091	25

NY